NEWS RELEASE for May 12, 2022

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended March 31, 2022

HILLSIDE, NEW JERSEY (May 12, 2022) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the fiscal quarter ended March 31, 2022.

Revenue for the three-month period ended March 31, 2022 was $15.6 million compared to $17.1 million, for the three-month period ended March 31, 2021, a decrease of $1.5 million or 8.4%.  The Company had operating income for the three-month periods ended March 31, 2022 and 2021 of $1.0 million and $1.7 million respectively.

Revenue for the nine-month period ended March 31, 2022 was $43.0 million compared to $46.5 million for the nine-month period ended March 31, 2021, a decrease of $3.5 million or 7.6%.  The Company had operating income for the nine-month period ended March 31, 2022 of $2.3 million compared to operating income of $4.5 million for the nine-month period ended March 31, 2021.

For the three-month period ended March 31, 2022, the Company had net income of $0.8 million or $0.03 per share of common stock, compared with net income of $1.2 million or $0.04 per share of common stock for the quarter ended March 31, 2021.  The Company’s diluted net income per share of common stock for the three-month periods ended March 31, 2022 and 2021 were $0.03 and $0.04 per share of common stock, respectively.

For the nine-month period ended March 31, 2022, the Company had net income of $2.3 million or $0.08 per share of common stock, compared with net income of $3.5 million or $0.12 per share of common stock for the nine months ended March 31, 2021.  The Company’s diluted net income per share of common stock for the nine months ended March 31, 2022 and 2021 were $0.07 and $0.11 per share of common stock, respectively.

“While our revenue decreased by approximately 8% in the nine-month period ended March 31, 2022 from nine-month period ended March 31, 2021, our revenue from our two largest customers in our Contract Manufacturing Segment remained consistent; representing approximately 91% and 92% of total revenue in the nine-month periods ended March 31, 2022 and 2021, respectively,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.  “Revenue in the nine-month period ended March 31, 2022 was lower than the nine-month period ended March 31, 2021 due to increased safety stock and consumer demands required by our customers during the height of the COVID-19 pandemic.  We also believe the fear of slowdowns in production due to the pandemic were contributing factors in our revenues for the nine-month period ended March 31, 2021”, the Co-CEO’s further stated.

A summary of our financial results for the three and nine months ended March 31, 2022 and 2021 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2022	2021	2022	2021

Total revenue	$15,634	$17,072	$42,979	$46,501
Cost of sales	13,652	14,411	37,823	39,293
Gross profit	1,982	2,661	5,156	7,208
Selling and administrative expenses	990	942	2,849	2,736
Operating income	992	1,719	2,307	4,472
Other expense, net (1)	(32)	(13)	(117)	(169)

Income before income taxes	960	1,706	2,190	4,303
Income tax benefit (expense), net	(163)	(465)	154	(797)
Net income	$797	$1,241	$2,344	$3,506

Net earnings per common share:
Basic	$0.03	$0.04	$0.08	$0.12
Diluted	$0.03	$0.04	$0.07	$0.11
Weighted average common shares outstanding:
Basic	29,821,138	29,709,992	29,826,321	29,671,251
Diluted	32,360,398	32,863,632	32,413,829	32,445,415

(1)  Includes interest expense of $30, $58, $104 and $213 and unrealized loss (gain) on investments, a non-cash item, of $(6), $22, $(48) and $(51), respectively.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include developments in the nutraceutical market and related products and services, risks associated with the outbreak and continuing spread of COVID-19, general economic uncertainties resulting from the war in Ukraine, the Company’s ability to maintain the qualitative and quantitative qualifications for continued inclusion on the OTCQX Best Market and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.